UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AMERIANA BANCORP
(Exact name of registrant as specified in its charter)

Indiana	35-1782688
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2118 Bundy Avenue, New Castle, Indiana	47362-1048
(Address of Principal Executive Offices)	(Zip Code)

Ameriana 401(k) Plan
(Full title of the plan)

Jerome J. Gassen President and Chief Executive Officer Ameriana Bancorp 2118 Bundy Avenue New Castle, Indiana
(Name and address of agent for service)

(765) 529-2230
(Telephone number, including area code, of agent of service) With a copy to: Karen B. Woods, Esq. Krieg DeVault LLP One Indiana Square, Suite 2800 Indianapolis, Indiana 46204 (317) 636-4341

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act  (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	149,450 shares	$4.475	$668,788.75	$77.65

In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(1)
Any additional shares of Common Stock to be issued as a result of stock dividends, stock splits or similar transactions shall be covered by the Registration Statement as provided in Rule 416(a) under the Securities Act.

(2)
Calculated pursuant to Rule 457(c) and (h) under the Securities Act based on the average high ($4.60) and low ($4.35) prices for the Registrant’s common stock reported on the NASDAQ Stock Market on March 31, 2011.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Ameriana 401(k) Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, Ameriana Bancorp (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).  Requests for the above-mentioned information should be directed to Jerome J. Gassen, Chief Executive Officer of the Company, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by Ameriana Bancorp (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement and made a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010;

(b)	the Registrant’s current report on Form 8-K filed on February 14, 2011; and

(c)	A description of the Registrant’s securities contained in the Registrant’s Statement on Form 8-K12G3 (File No. 000-18392) as filed with the SEC on March 19, 1990.

All documents subsequently filed by the Registrant or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act) prior to the filing of a post-effective amendment which indicates that all shares of common stock offered pursuant to this Registration Statement have been sold or which deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be made a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article XVIII of the Ameriana Bancorp (the “Corporation”) Articles of Incorporation provides:

A. Persons.  The Corporation shall indemnify, to the extent provided in paragraphs B, D or F:

1.	any person who is or was a director, officer, employee, of the Corporation; and

2.	any person who serves or served at the Corporation’s request as a director, officer, employee, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

B. Extent — Derivative Suits.  In case of a threatened, pending or completed action or suit by or in the right of the Corporation against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph C, for amounts (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

C. Standard — Derivative Suits. In case of a threatened, pending or completed action or suit by or in the right of the Corporation, a person named in paragraph A shall be indemnified only if:

1.	he is successful on the merits or otherwise; or

2.
he acted in good faith in the transaction which is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation’s response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XV of the Corporation’s Articles of Incorporation) not approved by the board of directors. However, he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable to the Corporation unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

D. Extent — Nonderivative Suits. In case of a threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph E, for amounts actually and reasonably incurred by him in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys’ fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

E. Standard — Nonderivative Suits. In case of a nonderivative suit, a person named in paragraph A shall be indemnified only if:

1.	he is successful on the merits or otherwise; or

2.
he acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation’s response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XV of the Company’s Articles of Incorporation) not approved by the board of directors and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this paragraph E.2.

F. Determination That Standard Has Been Met.  A determination that the standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in paragraph C.2 (second sentence), the determination may be made by:

1.	the board of directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit or proceeding; or

2.
independent legal counsel (appointed by a majority of the disinterested directors of the Corporation, whether or not a quorum, or, if there is no disinterested director, appointed by a court of competent jurisdiction) in a written opinion; or

3.	the shareholders of the Corporation.

G. Proration.  Anyone making a determination under paragraph F may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

H. Advance Payment.  The Corporation may pay in advance any expenses (including attorneys’ fees) which may become subject to indemnification under paragraphs A-G if the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he is not entitled to indemnification by the Corporation under paragraphs A-G.

I. Nonexclusive.  The indemnification and advancement of expenses provided by paragraphs A-H or otherwise granted pursuant to Indiana law shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

J. Continuation.  The indemnification and advance payment provided by paragraphs A-H shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his heirs, executors and administrators.

K. Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who holds or who has held any position named in paragraph A, against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under paragraphs A-H of this Article XVIII.

L. Savings Clause.  If this Article XVIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVIII that shall not have been invalidated and to the full extent permitted by applicable law.

The Indiana Business Corporation Law also provides in regard to indemnification of directors and officers as follows:

  23-1-37-8  Indemnification of director against liability

Sec. 8.(a)  A corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if;

(1)	the individual’s conduct was in good faith; and

(2)	the individual reasonably believed;

(A)	in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in its best interest; and

(B)	in all other cases, that the individual’s conduct was at least not opposed to its best interests; and

(3)	in the case of any criminal proceeding, the individual either;

(A)	had reasonable cause to believe the individual’s conduct was lawful; or

(B)	had no reasonable cause to believe the individual’s conduct was unlawful.

(b)           A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(B).

(c)           The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

23-1-37-9   Mandatory indemnification of director against expense

Sec. 9.   Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

23-1-37-13   Officers, employees or agents; indemnification and advance of expense

Sec. 13.   Unless a corporation’s articles of incorporation provide otherwise:

(1)           an officer of the corporation, whether or not a director, is entitled to mandatory indemnification under section 9 of this chapter, and is entitled to apply for court-ordered indemnification under section 11 of this chapter, in each case to the same extent as a director;

(2)           the corporation may indemnify and advance expenses under this chapter to an officer, employee, or agent of the corporation, whether or not a director, to the same extent as to a director; and

(3)           a corporation may also indemnify and advance expenses to an officer, employee, or agent whether or not a director, to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

23-1-37-15   Remedy not exclusive of other rights

Sec. 15.  (a)   The indemnification and advance for expenses provided for or authorized by this chapter does not exclude any other rights to indemnification and advance for expenses that a person may have under:

(1)           a corporation’s articles of incorporation or bylaws;

(2)           a resolution of the board of directors or of the shareholders; or

(3)           any other authorization, whenever adopted, after notice, by a majority vote of all the voting shares then issued and outstanding.

(b)          If the articles of incorporation, by-laws, resolutions of the board of directors or of the shareholders, or other duly adopted authorization of indemnification or advance for expenses limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles, by-laws, resolutions of the board of directors or of the shareholders, or other duly adopted authorization of indemnification or advance for expenses.

(c)          This chapter does not limit a corporation’s power to pay or reimburse expenses incurred by a director, officer, employee, or agent in connection with the person’s appearance as a witness in a proceeding at a time when the person has not been made a named defendant or respondent to the proceeding.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are being filed as part of this Registration Statement:

Exhibit Number	Document

4.1
Ameriana Bancorp Amended and Restated Articles of Incorporation (incorporated herein by reference to the Company’s Registration Statement on Form S-4 filed with the SEC on September 18, 1989) (Commission File No. 0-18392).

4.2	Amended and Restated Bylaws (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2007) (Commission File No. 0-18392).

4.3	Ameriana 401(k) Plan.

5.1	Opinion of Krieg DeVault LLP regarding the legality of the securities.

23.1	Consent of Krieg DeVault LLP (included in Exhibit 5.1).

23.2	Consent of BKD, LLP.

24.1	Power of Attorney.

The Registrant hereby undertakes to submit the Ameriana 401(k) Plan to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) or the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Castle, State of Indiana, on April 1, 2011.

AMERIANA BANCORP
(Registrant)

By:	/s/ Jerome J. Gassen
Jerome J. Gassen
President, Chief Executive Officer,
and a Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Jerome J. Gassen	Date: April 1, 2011
Jerome J. Gassen
President, Chief Executive Officer,
and a Director
(Principal Executive Officer)

/s/ John J. Letter	Date: April 1, 2011
John J. Letter
Senior Vice President, Treasurer and
Chief Financial Officer
(Principal Financial and Accounting Officer)

AMERIANA 401(k) PLAN.  Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Castle, State of Indiana, on April 1, 2011.

AMERIANA 401(k) PLAN

By:	Ameriana Bancorp, the Plan Administrator

By:	/s/ Jerome J. Gassen
Jerome J. Gassen
President, Chief Executive Officer,
and a Director

INDEX TO EXHIBITS

Number	Description	Location

4.1	Ameriana Bancorp Amended and Restated Articles of Incorporation	Incorporated by reference to the Company’s Registration Statement on Form S-4 filed with the SEC on September 18, 1989

4.2	Amended and Restated Bylaws	incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2007

4.3	Ameriana 401(k) Plan.	Attached

5.1	Opinion of Krieg DeVault LLP regarding the legality of the securities	Attached

23.1	Consent of Krieg DeVault LLP	Included in Exhibit 5.1

23.2	Consent of BKD, LLP	Attached

24.1	Power of Attorney	Attached